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May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:


We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 15, 2002 of 1-800 CONTACTS, INC., to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.


Very truly yours,



Arthur Andersen LLP


cc: Scott S. Tanner, Chief Operating Officer and Chief Financial Officer of 1-800 CONTACTS, INC.